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            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
                        Computation of Earnings Per Share
          (Dollars and Share Data in Thousands, Except Per Share Data)

                                          As of and For the Years Ended December 31,
                                          ------------------------------------------
                                            1996            1995           1994
Weighted Average Shares Outstanding          5,940           5,814           5,814
Weighted Average Stock Options
Outstanding                                  1,859           1,599           1,608
Assumed Shares Repurchased                    (672)           (575)           (784)
                                          --------        --------        --------
Weighted Average Shares and Share
Equivalents Outstanding                      7,127           6,838           6,638
                                          ========        ========        ========

Net Income                                $ 13,374        $  9,830        $  5,973
                                          ========        ========        ========
Net Income Per Share                      $   1.88        $   1.44        $   0.90
                                          ========        ========        ========
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